EXHIBIT 99.1

APPROVED BY:	Rick Coté
President and Chief Operating Officer
201-267-8000

CONTACT:	FTI Consulting
Leigh Parrish/Jennifer Milan
212-850-5600

FOR IMMEDIATE RELEASE

MOVADO GROUP, INC. ANNOUNCES FIRST QUARTER
RESULTS

~ Net Sales Increased 15.4% to $103.7 Million from $89.9 Million Last Year ~

~ Operating Income of $8.5 Million vs. $1.6 Million Last Year ~

~ Reiterates Updated Full Year Guidance ~

~ Board Declares Quarterly Dividend ~

Paramus, NJ – May 31, 2012 -- Movado Group, Inc. (NYSE: MOV) today announced first quarter results for the period ended April 30, 2012.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “Our strong results for the first quarter are a reflection of the strategic initiatives we have been implementing in recent years.  Specifically, as we have refined and refocused our product lines and introduced more frequent and focused innovation, we believe we have improved our competitive brand positioning and are seeing the results of these efforts.  While the macro-economic environment remains uncertain, we believe we have the right product and marketing programs in place to maintain consumer excitement throughout the balance of the year.  With a solid foundation in place and consistent execution against our key strategic initiatives, we remain focused on delivering sustainable profitable growth.”

First Quarter Fiscal 2013 Results

—
Net sales in the first quarter of fiscal 2013 increased 15.4% to $103.7 million compared to $89.9 million in the first quarter of fiscal 2012 driven primarily by growth in the accessible luxury and licensed brand categories.  On a constant dollar basis, net sales increased 16.6% compared to the prior year period.

—
Gross profit in the first quarter of fiscal 2013 was $59.0 million, or 56.9% of sales, compared to $48.6 million, or 54.1% of sales, in the first quarter last year. The increase in gross margin percentage was primarily the result of channel and product mix, as well as leverage gained on fixed costs due to higher sales.

—
Operating expenses increased $3.5 million, or 7.4%, to $50.5 million in the first quarter of fiscal 2013 from $47.0 million in the first quarter last year.  This increase was primarily the result of higher employee compensation and benefits expense and higher marketing expense, partially offset by the favorable effect of fluctuations in foreign currency exchange rates.

—	Operating income increased to $8.5 million in the first quarter of fiscal 2013 compared to $1.6 million in the same period last year.
—
The Company recorded a tax provision of $1.6 million in the first quarter of fiscal 2013, which equates to an effective tax rate of 19.1% as compared to 58.3% in the first quarter last year.  The effective tax rate for both periods includes the effects of the application of guidelines related to accounting for income taxes in interim periods.

—	Net income was $6.6 million, or $0.26 per diluted share, in the first quarter of fiscal 2013 compared to net income of $0.5 million, or $0.02 per diluted share, in the first quarter of fiscal 2012.
—
EBITDA for the first quarter of fiscal 2013 was $11.5 million compared to EBITDA of $4.5 million in the first quarter of fiscal 2012.  (See attached table for reconciliation of GAAP to non-GAAP measures.)

Rick Coté, President and Chief Operating Officer, stated, “We are pleased with our momentum during the first quarter and the consistency we have restored in the business over the past nine quarters, which underscores the effectiveness of the brand and product strategies we have implemented.  Strong double-digit top-line growth allowed us to grow operating income by $6.9 million to $8.5 million for the first quarter compared to last year, and more than double EBITDA to $11.5 million.   As we continue to grow the business, our prudent expense control enabled us to leverage expenses during the quarter, while also continuing to invest in our brands.”

Fiscal 2013 Guidance
As reported in the Company’s business update issued on May 23, 2012, the Company anticipates that net sales will increase approximately 9% to $505 million to $510 million, operating income will increase over 25% to $43.5 million to $44.5 million and EBITDA will increase approximately 20% to $55.0 million to $56.0 million. The Company anticipates net income in fiscal 2013 to increase over 25% to a range of $29.0 million to $29.7 million, or approximately $1.15 per diluted share.  The Company’s guidance is on a comparable basis to non-GAAP adjusted fiscal 2012 results adjusted for unusual items and adjusted to reflect a 30% effective tax rate.  The Company's guidance also assumes no unusual items for fiscal 2013, but does include anticipated startup infrastructure investment related to the Ferrari branded watch license with no corresponding sales expected in this fiscal year.

Quarterly Dividend
The Company also announced that on May 30, 2012 the Board of Directors approved the payment on June 25, 2012 of a cash dividend in the amount of $0.05 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on June 11, 2012.

Conference Call
The Company’s management will host a conference call and audio webcast to discuss its results today, May 31st at 10:00 a.m. Eastern Time.  The conference call may be accessed by dialing (888) 554-1432.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call.  Additionally, a telephonic re-play of the call will be available through June 7, 2012 and can be accessed by dialing (877) 870-5176, passcode 3852446.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® by Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE® and LACOSTE® watches worldwide, and operates Movado company stores in the United States.  Movado Group, Inc. also plans to launch a collection of SCUDERIA FERRARI® watches beginning in fiscal 2014.

In this release, the Company presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”).  Specifically, the Company is presenting EBITDA which is calculated as the sum of the Company’s GAAP operating income plus the amount of the Company’s depreciation and amortization.  The Company believes EBITDA indicates the Company’s ability to generate cash to service its debt and pay dividends to its shareholders. This non-GAAP financial measure is designed to complement the GAAP financial information presented in this release.  The non-GAAP financial measure presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure, and the methods of its calculation may differ substantially from a similarly-titled measure used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as  “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union and defaults on or downgrades of sovereign debt and the impact of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the company’s orders, the loss of or curtailed sales to significant customers, the  Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the continuation of licensing arrangements with third parties, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.

(Tables to follow)

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,
	2012	2011

Net sales	$103,655	$89,854

Cost of sales	44,630	41,231

Gross profit	59,025	48,623

Selling, general and administrative	50,537	47,043

Operating income	8,488	1,580

Interest expense	(145)	(383)
Interest income	16	29

Income before income taxes	8,359	1,226

Provision for income taxes	1,598	715

Net income	6,761	511

Less: Net income attributed to noncontrolling interests	128	20

Net income attributed to Movado Group, Inc.	$6,633	$491

Per Share Information:
Net income attributed to Movado Group, Inc.	$0.26	$0.02

Weighted diluted average shares outstanding	25,475	25,078

MOVADO GROUP, INC.
RECONCILIATION TABLES
(In thousands)
(Unaudited)

	Three Months Ended April 30,
	2012	2011

Operating income (GAAP)	$8,488	$1,580
Depreciation and amortization	3,051	2,943
EBITDA (non-GAAP)	$11,539	$4,523

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 30,	January 31,	April 30,
	2012	2012	2011
ASSETS

Cash and cash equivalents	$158,750	$182,201	$109,256
Trade receivables	62,262	61,235	60,610
Inventories	172,041	163,680	185,885
Other current assets	27,909	25,516	35,222
Total current assets	420,962	432,632	390,973

Property, plant and equipment, net	33,567	36,290	37,642
Deferred income taxes	15,106	14,959	8,282
Other non-current assets	23,405	22,162	23,120
Total assets	$493,040	$506,043	$460,017

LIABILITIES AND EQUITY

Accounts payable	$23,130	$33,080	$21,168
Accrued liabilities	35,834	52,298	38,731
Dividends payable	12,570	-	-
Deferred and current income taxes payable	1,493	1,015	410
Total current liabilities	73,027	86,393	60,309

Deferred and non-current income taxes payable	6,825	7,291	7,174
Other non-current liabilities	19,497	18,285	18,618
Noncontrolling interests	2,899	2,708	2,455
Shareholders' equity	390,792	391,366	371,461
Total liabilities and equity	$493,040	$506,043	$460,017

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	April 30,

	2012	2011
Cash flows from operating activities:
Income from operations	$6,761	$511
Depreciation and amortization	3,051	2,943
Other non-cash adjustments	527	539
Changes in working capital	(34,520)	(657)
Changes in non-current assets and liabilities	(210)	268
Net cash (used in) / provided by operating activities from continuing operations	(24,391)	3,604
Net cash (used in) operating activities from discontinued operations	(2)	(19)
Net cash (used in) / provided by operating activities	(24,393)	3,585

Cash flows from investing activities:
Capital expenditures	(837)	(1,622)
Trademarks	-	(24)
Net cash (used in) investing activities	(837)	(1,646)

Cash flows from financing activities:
Dividends paid	(1,256)	(746)
Other financing	450	(71)
Net cash (used in) financing activities	(806)	(817)

Effect of exchange rate changes on cash and cash equivalents	2,585	5,118
Net change in cash and cash equivalents	(23,451)	6,240
Cash and cash equivalents at beginning of period	182,201	103,016

Cash and cash equivalents at end of period	$158,750	$109,256